Exhibit 99.1

MacroGenics Reports Third Quarter 2026 Financial Results and Highlights Recent Corporate Progress

•Completed MGC028 Phase 1 dose escalation; selected lead indication for dose optimization across two dose levels
•Reported interim results at ESMO in both Phase 1 study of MGC026 in heavily pretreated SCCHN patients and Phase 2 study of lorigerlimab in CCGC patients
•First patient dosed with MGC030 in Phase 1 study
•Strengthened Board with addition of two new independent directors with expertise in oncology drug discovery and development
•Cash, cash equivalents and marketable securities of $287.7 million as of September 30, 2026; cash runway guidance remains through 2028

ROCKVILLE, MD., November 12, 2026 (GLOBE NEWSWIRE) — MacroGenics, Inc. (NASDAQ: MGNX), a clinical-stage biopharmaceutical company focused on developing innovative antibody-based therapeutics for the treatment of cancer, today reported financial results for the quarter ended September 30, 2026, and highlighted recent corporate progress.
“MacroGenics has made significant progress over the past year. We have strengthened our business, sharpened our pipeline development priorities, delivered on key strategic objectives and generated approximately $290 million in non-dilutive capital over the past 12 months,” said Eric Risser, President and Chief Executive Officer of MacroGenics. “We are grateful to our employees and partners for their dedication and contributions to this progress. Looking ahead, we believe MacroGenics is well positioned for a year of important milestones in 2027, with multiple opportunities to demonstrate the potential of our innovative pipeline while maintaining a disciplined approach to capital allocation.”

Advancement of Innovative Pipeline
MacroGenics is developing a portfolio of investigational agents, including novel topoisomerase I inhibitor-based antibody-drug conjugate (ADC), T-cell engager (TCE) and dual checkpoint inhibitor molecules.

•MGC028 is a first-in-class ADC targeting ADAM9, a protein that is overexpressed in multiple solid tumors. Phase 1 dose escalation of this molecule has been completed, and the Company has selected a lead indication. MacroGenics plans to initiate a randomized evaluation of two dose levels in this indication by year end 2026. As of a data cutoff of October 10, 2026, there were no dose-limiting toxicities, and no cases of ILD or ocular toxicity were reported. The Company intends to provide an interim clinical update, including efficacy and safety results in the lead indication, in the first half of 2027.

•MGC026 is a novel ADC targeting B7-H3, a protein expressed across the tumor microenvironment, including tumor-associated stroma and vasculature. Interim Phase 1 results were reported at the European Society for Medical Oncology (ESMO) 2026 Congress (link), including encouraging efficacy data and a manageable safety and tolerability profile in heavily pretreated squamous cell carcinoma of the head and neck (SCCHN) patients. The Company expects to complete enrollment of the ongoing 40-patient SCCHN Simon 2-stage monotherapy cohort by year end 2026, with updated data expected in mid-2027. In parallel, the Company will continue to evaluate the evolving competitive landscape and review the development and collaboration strategies for this molecule.

•MGC030 is a first-in-class ADC targeting an undisclosed antigen expressed across several solid tumors. Following clearance of the Investigational New Drug (IND) application, the first patient was dosed in a Phase 1 study in patients with advanced solid tumors, including urothelial, colorectal, gastric or gastroesophageal junction, esophageal and pancreatic cancers.

•Lorigerlimab is a PD-1 × CTLA-4 bispecific DART® molecule being evaluated in patients with advanced gynecologic cancers. At ESMO 2026, the Company reported interim Phase 2 results (link) demonstrating encouraging preliminary clinical activity with single-agent lorigerlimab dosed at 6 mg/kg every three weeks (Q3W) in clear cell gynecologic cancer (CCGC). The Company expects to complete enrollment of 20 CCGC patients at a lower dose of 3 mg/kg Q3W by year end 2026, and report updated results in the first half of 2027.

Future Pipeline

MacroGenics is advancing multiple preclinical programs that incorporate proprietary platforms for next-generation TCEs and ADCs. MGD032, a novel next-generation TCE against an undisclosed target, is advancing in IND-enabling studies.

Corporate and Collaboration Updates
•Appointment of New Independent Directors. In late October, MacroGenics appointed Emil Kuriakose, M.D., and Michael Vasconcelles, M.D., two accomplished biopharmaceutical executives with extensive oncology drug development experience, to the Company’s Board of Directors. Drs. Kuriakose and Vasconcelles have established track records guiding innovative biotechnology companies through critical stages of growth and delivering substantial shareholder value.

•Gilead Collaboration. On August 11, the Company announced that Gilead Sciences, Inc. had exercised its option to license a preclinical bispecific program under the companies’ 2022 collaboration agreement. This option exercise triggered a $10.0 million payment to MacroGenics. The Company remains eligible to earn additional milestones and royalties based on net product sales.

Third Quarter 2026 Financial Results
•Cash Position: Cash, cash equivalents and marketable securities as of September 30, 2026, were $287.7 million, compared to $189.9 million as of December 31, 2025. During the third quarter, the Company received $119.6 million in cash consideration from Bora in connection with the sale of its GMP manufacturing operations, $24.5 million as regulatory milestone payment from Sanofi and $10.0 million option license payment from Gilead.

•Revenue: Total revenue was $18.7 million for the quarter ended September 30, 2026, compared to $53.0 million for the quarter ended September 30, 2025. The decrease was primarily due to $50.0 million in milestone revenue recognized in 2025 under the Provention (Sanofi) Asset Purchase Agreement, compared to $10.0 million recognized in 2026 related to the option exercise under the Gilead Agreement, partially offset by a $5.3 million increase in ZYNYZ royalty revenue.

•R&D Expenses: Research and development expenses were $30.6 million for the quarter ended September 30, 2026, compared to $32.7 million for the quarter ended September 30, 2025. The decrease was primarily due to lower costs related to lorigerlimab, vobramitamab duocarmazine, MGC030 manufacturing and IND-enabling activities, and certain preclinical ADCs, partially offset by increased costs related to MGC026, MGC028, MGC030 clinical activities and certain next-generation T-cell engagers.

•G&A Expenses: General and administrative expenses were $8.4 million for the quarter ended September 30, 2026, compared to $9.9 million for the quarter ended September 30, 2025. The decrease was primarily due to lower personnel-related costs, including stock-based compensation expense.
•Net Income (Loss): Net loss was $20.1 million for the quarter ended September 30, 2026, compared to net income of $16.8 million for the quarter ended September 30, 2025.
•Shares Outstanding: Shares of common stock outstanding as of September 30, 2026, were 63,875,835.
•Cash Runway Guidance: MacroGenics anticipates that its cash, cash equivalents and marketable securities of $287.7 million as of September 30, 2026, in addition to projected and anticipated future payments from partners, will support its cash runway through 2028.

MACROGENICS, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands)

	September 30, 2026	December 31, 2025
	(unaudited)
Cash, cash equivalents and marketable securities	$287,680	$189,913
Total assets	318,685	256,846
Deferred revenue	55,503	56,779
Total stockholders' equity	25,151	55,591

MACROGENICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Collaborative and other agreements	$10,085	$49,670	$36,142	$61,828
Royalty revenue	8,582	3,333	22,078	5,087
Total revenues	18,667	53,003	58,220	66,915
Costs and expenses:
Research and development	30,610	32,709	104,363	113,198
General and administrative	8,360	9,905	25,975	29,925
Total costs and expenses	38,970	42,614	130,338	143,123
Income (loss) from operations	(20,303)	10,389	(72,118)	(76,208)
Loss on extinguishment of royalty monetization liability	—	—	(52,762)	—
Interest and other income	2,912	1,528	5,834	4,620
Interest and other expense	(4,084)	(3,342)	(13,369)	(4,236)
Income (loss) before income taxes	(21,475)	8,575	(132,415)	(75,824)
Income tax provision	—	—	—	105
Net income (loss) from continuing operations	(21,475)	8,575	(132,415)	(75,929)
Net income from discontinued operations, net of taxes	1,399	8,247	95,080	15,464
Net income (loss)	(20,076)	16,822	(37,335)	(60,465)
Other comprehensive income (loss):
Unrealized gain (loss) on investments	(293)	12	(340)	1
Comprehensive income (loss)	$(20,369)	$16,834	$(37,675)	$(60,464)

Net income (loss) per common share - basic
Net income (loss) from continuing operations	$(0.34)	$0.14	$(2.08)	$(1.21)
Net income from discontinued operations	0.02	0.13	1.50	0.25
Net income (loss) per share - basic	$(0.32)	$0.27	$(0.58)	$(0.96)
Net income (loss) per common share - diluted
Net income (loss) from continuing operations	$(0.34)	$0.14	$(2.08)	$(1.21)
Net income from discontinued operations	0.02	0.13	1.50	0.25
Net income (loss) per share - diluted	$(0.32)	$0.27	$(0.58)	$(0.96)

Weighted average common shares outstanding
Basic	63,743,440	63,233,266	63,596,967	63,112,560
Diluted	63,743,440	63,283,624	63,596,967	63,112,560

About MacroGenics, Inc.

MacroGenics (the Company) is a clinical-stage biopharmaceutical company focused on developing innovative monoclonal antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic domains. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company's website at www.macrogenics.com.MacroGenics, the MacroGenics logo and DART® are trademarks or registered trademarks of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for MacroGenics (“Company”), including statements about the Company’s strategy, future operations, clinical development of and regulatory plans for the Company’s therapeutic candidates, expected timing of the release of clinical updates and safety and efficacy data for the Company’s ongoing clinical trials, anticipated cash runway and other statements containing the words “subject to”, "believe", “anticipate”, “plan”, “expect”, “intend”, “estimate”, “potential”, “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy, including our ability to execute on our key strategic priorities for 2026, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks related to the reproducibility of any results initially seen in any product candidate; risks that any product candidate’s revenue, expenses and costs may not be as expected; risks relating to any product candidate’s market acceptance, competition, reimbursement and regulatory actions; future data or clinical updates for any product candidates, including timing and results of efficacy and safety data with respect to any product candidates in ongoing clinical trials; the uncertainties inherent in the initiation and enrollment of future clinical trials; the availability of financing to fund the internal development of our product candidates; expectations regarding the expansion of ongoing clinical trials; expectations for the timing and steps required in the regulatory review process; expectations for regulatory approvals; expectations of future milestone payments; the impact of competitive products; our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates; business, economic or political disruptions due to catastrophes or other events, including natural disasters, terrorist attacks, civil unrest and actual or threatened armed conflict, or public health crises; costs of litigation and the failure to successfully defend lawsuits and other claims against us; risks related to the transition of the CDMO operations to the purchaser following the sale of our CDMO operations; and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

CONTACTS

Jim Karrels, Senior Vice President, CFO
1-301-251-5172
info@macrogenics.com

Argot Partners
1-212-600-1902
macrogenics@argotpartners.com